Exhibit 10(a)
AGREEMENT TO PURCHASE
Line Segment: NW-3
County: Dallas
Parcels No.: NW3-18
THIS AGREEMENT is made by and between: Peerless Mfg. Co. hereinafter referred to as the Seller, whether one or more and Dallas Area Rapid Transit, a regional transportation authority hereinafter referred to as DART.
For and in consideration of the mutual covenants and conditions herein contained, the Seller agrees to sell to DART and DART agrees to purchase, upon the terms and provisions hereof, the real property described in Exhibit “1” attached hereto and incorporated herein for all pertinent purposes situated in Dallas County, Texas (the “Property”) free and clear of all liens, and TOGETHER WITH all improvements thereon and all rights and appurtenances pertaining thereto, including any right, title and interest of Seller in and to adjacent streets or rights-of-way.
I.	DESCRIPTION:
(A)	Real estate or interest therein, identified as Parcel NW3-18 and described in attached Exhibit “1” incorporated herein by reference, provided, however, that notwithstanding the foregoing, upon receipt of a survey of the Property, which survey Seller will obtain at Seller’s sole cost and expense and which survey will be certified to Seller (the “Seller Survey”), the legal description of the Property as set forth on the Seller Survey will be used by Seller and Purchaser for all purposes under this Contract, including for purposes of Exhibit 1 and the Deed.

(B)	The Property interest being acquired herein is Fee Simple.
II.	PURCHASE PRICE:

(A) Amount to be paid by DART to Seller at closing (“Closing”):	$4,424,000.00

TOTAL PURCHASE PRICE	$4,424,000.00
III.	CONDITIONS AND LIMITATIONS:
(A)	It is mutually understood by Seller and DART that this Agreement is subject to approval of the Federal Transit Administration and the DART Board, and final DART acceptance. Such approvals and final DART acceptance shall be evidenced by the execution of this Agreement by DART and delivery of said executed Agreement to Seller.

(B)	The Effective Date of this Agreement shall be the date this Agreement is executed by DART. References to the date of execution of this Agreement are to the Effective Date.

(C)	Seller is responsible for all taxes due or delinquent on the Property as of the date of Closing. Seller shall pay only all taxes for all years up to and including the year preceding the year of Closing and taxes for the year of Closing shall be prorated to the date of Closing. If the Closing occurs before the tax rate is fixed for the year of Closing, the apportionment of taxes shall be based on the previous years’ tax rate applied to the latest assessed valuation, but any difference in estimated and actual taxes shall be adjusted between the parties upon the written request of either party when the actual tax rate and assessed valuation for the year of Closing are available. It is further understood that BUYER IS A PUBLIC BODY AND EXEMPT FROM PAYMENT OF TAXES OF PROPERTY OWNED BY IT FROM AND AFTER THE DATE OF ITS ACQUISITION.

(D)	At the Closing, DART shall deliver the Purchase Price to the title company (“Title Company”) selected by the parties, for disbursement and shall pay (a) all costs of the survey; (b) the premium for the Owner’s Policy of Title Insurance; (c) all costs involved in preparation and recording all documents required for Closing; (d) all Title Company escrow fees; and (e) prepayment penalties and/or charges required to be paid by Seller on a preexisting mortgage entered into by Seller in good faith.

At the Closing, Seller shall deliver a Special Warranty Deed, in the form attached as Exhibit 2, conveying good and indefeasible title to the Property, subject only to the permitted exceptions as set out in the Special Warranty Deed, and any other documents reasonably required to complete the Closing in accordance with the usual practices for Closing real estate transactions in Dallas County, Texas.

Subject to the permitted exceptions, Seller is responsible for delivering unencumbered title to DART at Closing. Except as otherwise provided in this Agreement, Seller shall be liable for any encumbrances arising after Closing as a result of the actions of the Seller. The terms of this sub-section shall survive the Closing.

Within ten (10) days of the Effective Date, DART will request a current title commitment for the Property. DART shall, after receipt of the title commitment and in no event less than sixty (60) days prior to the Closing, give written notice to Seller of any objections DART has to the title as disclosed by the commitment. Any matters shown on the title commitment to which DART does not object timely shall become permitted exceptions.

Seller shall have a reasonable time, not to exceed thirty (30) days after receipt of DART’s title objections to cure such objections, and Seller covenants and agrees to make a reasonable effort to eliminate the objected to exceptions, PROVIDED, HOWEVER, that in no instance shall Seller be obligated to expend funds or undertake litigation to remove such objections. In the event Seller is unable to remove such title objections within the time provided, DART may either (a) waive the objections and accept such title as Seller is able to convey and proceed to close the sale with no abatement or reduction in the Purchase Price, or (b) institute eminent domain proceedings for the acquisition of the Property. The foregoing shall be the sole and exclusive remedies available to DART in the event Seller is unable to remove DART’S title objections. IN THE EVENT SELLER IS UNABLE TO PROVIDE TITLE AS REQUIRED HEREIN, AND DART IS COMPELLED TO INITIATE EMINENT DOMAIN PROCEEDINGS TO CURE THE TITLE, THE PURCHASE PRICE STATED IN THE CONTRACT SHALL NOT BE ADMISSIBLE IN SUBSEQUENT EMINENT DOMAIN PROCEEDINGS AND THIS AGREEMENT AND ALL NEGOTIATIONS ASSOCIATED WITH THIS AGREEMENT SHALL BE INADMISSIBLE UNDER RULE 408 OF THE TEXAS RULES OF EVIDENCE. In addition to the matters set out above, DART has the right to accept the Property with specific exceptions. The terms of this paragraph shall survive the closing or earlier termination of this Agreement.

The Closing of this contract shall take place on May 1, 2007; provided, however, Seller and Buyer may agree to an earlier date for the Closing by a written amendment to this Agreement.

(E)	Possession of the Property shall be delivered to DART at Closing. Any extension of occupancy beyond the date of Closing must be authorized by DART in writing. During the period from the date of Closing until the Seller surrenders possession to DART, the Seller shall exercise ordinary care in protecting the Property from theft and vandalism. All Property, whether real or personal, included in this agreement shall be delivered to DART in the same condition existing as of the effective date of this agreement, less any reasonable wear and tear.

(F)	If DART desires a survey and/or hazardous materials study of the Property, it shall be at DART’s expense; PROVIDED, HOWEVER, that Seller shall permit DART’s hazardous materials inspectors and surveyor access to the Property for the purpose of making such survey and study, and DART indemnifies Seller against any liens or damage to the Property or injuries to persons arising out of the performance of such work on the Property by DART’s hazardous materials inspectors and surveyor. The terms of this sub-section shall survive the closing or earlier termination of this Agreement.

(G)	All risk of loss to the Property shall remain upon Seller prior to Closing. If, prior to Closing, the Property shall be damaged or destroyed by any casualty loss, such as fire, tornado, flood or the like, DART may either terminate this contract by written notice to Seller within ten (10) business days after receipt of notice of said casualty loss, or proceed to Closing. If DART elects to proceed with Closing irrespective of such casualty loss, there shall be no reduction in the Purchase Price, but Seller shall assign to DART Seller’s interest in any insurance proceeds due to Seller as a result of such casualty up to and including the Purchase Price. Any insurance proceeds in excess of the Purchase Price shall remain the property of Seller.

(H)	It is understood by Seller and DART that the Property is being sold to DART under the threat of eminent domain and that Seller’s legal responsibility for any Environmental Condition (as defined below) with respect to the Property shall be determined as if DART had acquired the Property from Seller through an eminent domain proceeding. The terms of this sub-section shall survive Closing.

(I)	DART acknowledges that in connection with the sale of the Property under this Agreement, Seller has offered DART the opportunity to conduct whatever testing DART deems appropriate with respect to the environmental condition of the Property. DART further acknowledges that in the event DART discovers or otherwise learns of any Environmental Condition (as defined below) related to the Property for which DART might or will seek a recovery from Seller, that Seller requests that DART promptly give Seller written notice of such Environmental Condition and promptly provide Seller with copies of all data, reports and other information regarding the Environmental Condition (the “Environmental Condition Notice”). Seller acknowledges that whether DART gives or does not give Seller the Environmental Condition Notice is solely within DART’s discretion and that this Agreement does not obligate DART to give such notice. “Environmental Condition” shall mean the presence of any Regulated Substances (defined below) at, in, on, or under the Property, in excess of TCEQ cleanup standards for commercial/industrial land uses as defined in 30 TAC Sec. 350.4(a)(13) (“Commercial Standards”). “Regulated Substances” shall mean any substances whether solid, liquid or gaseous, which are regulated by the TCEQ as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” or “solid waste.” The terms of this sub-section shall survive Closing.

(J)	In the event DART determines that an Environmental Condition exists that requires disclosure to the TCEQ and for which DART might or will seek a recovery from Seller, Seller requests that (i) all activities be performed in a least-cost manner and only to the extent necessary to obtain a voluntary cleanup program (“VCP”) conditional Certificate of Completion, or such other similar closure document from TCEQ to the effect that the Environmental Condition meets Commercial Standards and (ii) that DART keep Seller informed of the remediation efforts and DART’s communications with the TCEQ (collectively the “Seller’s Remediation Request”). Seller acknowledges that whether DART gives or does not comply with Seller’s Remediation Request is solely within DART’s discretion and that this Agreement does not obligate DART to comply with such request. The terms of this sub-section shall survive Closing.

(K)	DART warrants to Seller that no real estate broker or salesman has performed services on behalf of DART such as to warrant payment of a commission by reason of the Closing of this contract. Seller has been represented by CB Richard Ellis in connection with the Property and will be solely responsible for any commission or other compensation that may be due to CB Richard Ellis in connection with the Closing. Under no circumstances will DART pay for or be responsible for a real estate commission to a broker or a sales person.

(L)	All notices provided herein to be given to Sellers shall be in writing and shall be given to Seller at 2819 Walnut Hill Lane, Dallas, Texas 75229 Attention: Peter J. Burlage, Chief Executive Officer or to such other address as Seller shall hereafter designate to DART by notice. All notices provided herein to be given to DART shall be in writing and shall be given to Buyer at P.O. Box 660163, Dallas, Texas 75266-7230, Attention: Assistant Vice President of Real Estate, or to such other address or individual as DART shall hereafter designate to Seller by notice. Any and all notices required or provided for herein shall be deemed to be effectively given when delivered in person or when mailed by United States Registered or Certified Mail with postage prepaid and addressed as herein above set forth.

(M)	The parties have chosen to defer discussion of the appropriate relocation costs and other relocation benefits that will be paid by DART to Seller. These issues will be addressed under a separate agreement between DART and Seller.

(N)	Miscellaneous:
a.	This contract shall be construed under and in accordance with the laws of The State of Texas, and is entirely performable in Dallas County, Texas.

b.	This contract embodies the entire Agreement between the parties and supersedes all prior Agreements and understandings, if any, relating to the Property and may be amended or supplemented only by a written instrument executed by both parties.

c.	If any provision of this contract is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable and the contract shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of the contract. The remaining provisions of the contract shall be and remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this contract. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added, automatically as a part of this contract, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

d.	This contract shall be binding and inure to the benefit of DART and Seller and their respective heirs, personal representatives, successors and assigns.

e.	Words of any gender used in this contract shall be held and construed to include any other gender and words in the singular shall include the plural, and vice versa, unless the context clearly requires otherwise.

f.	Neither party may assign its interest in this Agreement without the prior consent of the other party.

IN WITNESS WHEREOF AND EXECUTED by Seller this the 21st day of December 2006.

Peerless Mfg. Co.
/s/ Peter J. Burlage
By: Peter J. Burlage, Chief Executive Officer

75-0724417
Tax I.D. Number

Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas. Texas 75229
IN WITNESS WHEREOF AND EXECUTED by DART this the 23rd day of January 2006.

DALLAS AREA RAPID TRANSIT

By:	/s/ Cleo Grounds

Cleo Grounds
Assistant Vice-President, Real Estate